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                                  Exhibit 10.5

         Cost Sharing and Allocation Agreement dated October 29, 1999 between the Company and Sideware Systems Inc.



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                       COST SHARING AND ALLOCATION AGREEMENT

BETWEEN:

          BRAINTECH, INC., a company duly incorporated under the laws of the State of Nevada, having an office at 1600 - 777
          Dunsmuir Street, Vancouver, B.C. V7Y 1K2

          ("BNTI")

AND:

          SIDEWARE SYSTEMS INC., a company duly incorporated under the laws of the Province of British Columbia, having an office at 1910 - 777 Hornby Street, Vancouver, B.C. V7Z 1S4

          ("SYD")

WHEREAS:

A. BNTI and SYD share certain office premises located at 930 West 1st Street, North Vancouver, British Columbia (the "Shared Premises").

B. BNTI and SYD also share the services of certain personnel (the "Shared Personnel") presently including, inter alia, the Receptionist, Marketing Coordinator, Controller, Assistant Accountant, Trade Show Coordinator, President, and Chairman of BNTI and SYD.

C. BNTI and SYD also share certain equipment (the "Shared Equipment") which are incidental to the operation of the Shared Premises and the employment of the Shared Personnel, presently including, inter alia, a telephone system for voice and internet communication.

D. Pursuant to a Memorandum of Agreement dated October 18, 1996, BNTI and SYD agreed to share certain costs relating to the Shared Premises, the Shared Personnel, and the Shared Equipment on a 50 - 50 basis.

E. Subsequent to the Memorandum of Agreement, the business of SYD has expanded more rapidly than the business of BNTI.

F. As a result of the expansion of the SYD business, SYD now makes greater use of the Shared Premises, the Shared Personnel, and the Shared Equipment than BNTI.

G. Following an analysis of their respective accounting records, BNTI and SYD have concluded that from and after January 1, 1999, the relative use of the Shared Premises, the Shared Personnel, and the Shared Equipment has been approximately 80% by SYD and 20% by BNTI.

H. In the circumstances set out herein, SYD and BNTI have agreed that it would be fair and equitable to re-allocate the costs relating to the Shared Premises, the Shared Personnel, and the Shared Equipment on an 80 - 20 basis as between SYD and BNTI, effective January 1, 1999.

NOW THEREFORE the parties hereto, intending to be legally bound, agree as follows.

1. Effective January 1, 1999, responsibility for costs relating to the Shared Premises, the Shared Personnel, and the Shared Equipment, shall be allocated 80% to SYD and 20% to BNTI.

2. As soon as practicable following execution of this Agreement, the parties shall use their best efforts to make any adjustments required to their inter-corporate accounts to give effect to this Agreement.
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3.   The parties acknowledge and agree that changes in circumstances may render the cost allocations set out in this Agreement inequitable. In such event, the parties will negotiate in good faith to adjust the cost allocations set out in this Agreement on a fair and equitable basis.

4. The parties acknowledge and agree that it is not practical to ensure that all payments in respect of the costs covered by this Agreement will be made in specified proportions in the first instance. BNTI and SYD agree that they shall, from time to time, account to each other for their respective shares of the costs covered by this Agreement to ensure that the intent of this Agreement is carried out.

5. BNTI and SYD will deal with each other in good faith with respect to all matters covered by this Agreement.

Dated:  October 29, 1999.



SIDEWARE SYSTEMS INC.
  Per:



     "signed"
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Authorized Signatory


BRAINTECH, INC.
  Per:



     "signed"
-------------------------------------------
Authorized Signatory

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